Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-165135, 333-162068, 333-157689, 333-143308, 333-127669, 333-125909) and on Form S-3 (Nos. 333-163383, 333-157690, 333-157697) of Leap Wireless International, Inc. of our report dated February 23, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the presentation of guarantor financial information discussed in Note 15, for which the date is May 13, 2011, relating to the financial statements and effectiveness of internal control over financial reporting which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Diego, California
May 13, 2011